Exhibit (d)

INVESTMENT ADVISORY AGREEMENT

THIS INVESTMENT ADVISORY AGREEMENT (this “Agreement”) is made this 8th day of November, 2013, between Broadview Funds Trust, a Delaware statutory trust (the “Trust”), and Broadview Advisors, LLC, a Wisconsin limited liability company (the “Adviser”).

RECITALS

A.

The Trust is currently registered with the Securities and Exchange Commission under the Investment Company Act of 1940, as amended (the “1940 Act”) as an open-end management investment company consisting of one diversified series, the Broadview Opportunity Fund (the “Fund”).

B.

The Trust desires to retain the Adviser, which is an investment adviser registered under the Investment Advisers Act of 1940, as amended, as the investment adviser for the Fund.

AGREEMENT

NOW, THEREFORE, the Trust and the Adviser do mutually promise and agree as follows:

1.

Appointment.  The Trust hereby appoints the Adviser to manage the investment and reinvestment of the Fund’s assets and to administer its business and administrative operations, subject to the direction of the Board of Trustees of the Trust (the “Board of Trustees”) and the officers of the Trust, for the period and on the terms set forth in this Agreement.  The Adviser hereby accepts such employment for the compensation herein provided and agrees during such period to render the services and to assume the obligations herein set forth.

2.

Authority of the Adviser.  The Adviser shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Trust or the Fund in any way or otherwise be deemed an agent of the Trust or the Fund.  However, one or more shareholders, officers, members or employees of the Adviser may serve as trustees and/or officers of the Trust.  Nothing herein contained shall be deemed to require the Trust to take any action contrary to its Agreement and Declaration of Trust, or any applicable statute or regulation, or to relieve or deprive the Board of Trustees of its responsibility for and control of the affairs of the Fund.

3.

Obligations of and Services to be Provided by the Adviser.  The Adviser undertakes to provide the services hereinafter set forth and to assume the following obligations:

a.

Management and Administrative Services.

(i)

The Adviser shall furnish to the Trust adequate office space, which may be space within the offices of the Adviser or in such other place as may be agreed upon from time to time, and all office furnishings, facilities and equipment as may be reasonably required for performing services relating to advisory, research and asset allocation activities and otherwise managing and administering the business and operations of the Fund.

(ii)

The Adviser shall employ or provide and compensate the investment, administrative and other personnel necessary to provide the services set forth in sub-paragraph 3(a)(i) and shall bear the expense of providing such services, except as provided in Section 4 of this Agreement.  The Adviser shall also compensate all officers and trustees of the Trust who are officers or employees of the Adviser, provided, however, that the Trust or the Fund may pay all or a portion of the compensation payable to the Trust’s Chief Compliance Officer, if such Chief Compliance Officer is an officer or employee of the Adviser, subject to the approval of the Board of Trustees.

b.

Investment Management Services.

(i)

The Adviser shall, subject to and in accordance with the investment objective and policies of the Fund and any directions which the Board of Trustees may issue to the Adviser, have overall responsibility for the general management and investment of the assets and securities portfolios of the Fund.

(ii)

The Adviser shall, subject to the control and supervision of the Board of Trustees, have full investment discretion for the Fund, shall make all determinations with respect to the investment of the Fund’s assets and the purchase and sale of portfolio securities with those assets, and shall take such steps as may be necessary to implement its investment decisions.

(iii)

The Adviser shall develop overall investment programs and strategies for the Fund, shall revise such programs as necessary, and shall monitor and report periodically to the Board of Trustees concerning the implementation of the programs.

(iv)

The Adviser shall render to the Board of Trustees such periodic reports concerning the business and investments of the Fund as the Board of Trustees shall reasonably request.

c.

Information for Preparation of Filings.

The Adviser will make available and provide financial, accounting and statistical information required by the Fund for the preparation of registration statements, reports and other documents required by federal and state securities laws, and such other information as the Fund may reasonably request for use in the preparation of such documents or of other materials necessary or helpful for the underwriting and distribution of the Fund’s shares.

d.

Provision of Personnel.

The Adviser shall make available its officers and employees to the Board of Trustees and officers of the Trust for consultation and discussions regarding the administration and management of the Trust and its investment activities.

4.

Expenses.  The Adviser shall not be required to pay any expenses of the Fund except as provided herein.  If the Adviser has agreed, whether voluntarily or pursuant to an agreement, to limit the operating expenses of the Fund, the Adviser shall also be responsible for paying any operating expenses of the Fund that exceed the agreed upon expense limitation on a monthly basis.  The expenses of the Fund’s operations borne by the Fund include by way of illustration and not limitation, trustees’ fees paid to those trustees who are not employees of or affiliated persons of the Adviser, the costs of preparing and printing registration statements required under the Securities Act of 1933, as amended (the “Securities Act”) and the 1940 Act (and amendments thereto), the expense of registering its shares with the Securities and Exchange Commission and blue sky filings in the various states, the printing and distribution cost of prospectuses mailed to existing shareholders, the cost of stock certificates (if any), trustee and officer liability insurance, reports to shareholders, reports to government authorities and proxy statements, interest charges, taxes, legal expenses, salaries of administrative and clerical personnel, compensation payable to the Trust’s Chief Compliance Officer if so approved by the Board of Trustees, association membership dues, auditing and accounting services, insurance premiums, brokerage and other expenses connected with the execution of portfolio securities transactions, fees and expenses of the custodian of the Fund’s assets, expenses of calculating the net asset value and repurchasing and redeeming shares, printing and mailing expenses, charges and expenses of dividend disbursing agents, registrars and stock transfer agents and the cost of keeping all necessary shareholder records and accounts.

5.

Compensation of the Adviser.  For the services to be rendered by the Adviser hereunder, the Trust, through and on behalf of the Fund, shall pay to the Adviser an advisory fee, paid monthly, based on the average net assets of the Fund, as determined by valuations made as of the close of each business day of the month.  The advisory fee for the Fund shall be set forth on Schedule A.  For any month in which this Agreement is not in effect for the entire month, such fee shall be reduced proportionately on the basis of the number of calendar days during which it is in effect and the fee computed upon the average net assets of the Fund on the business days during which it is so in effect.

6.

Ownership of Shares of the Fund.  The Adviser shall not take an ownership position in the Fund, and shall not permit any of its shareholders, officers, members or employees to take a long or short position in the shares of the Fund, except for the purchase of shares of the Fund for investment purposes at the same price as that available to the public at the time of purchase or in connection with the initial capitalization of the Fund.

7.

Exclusivity.  The services of the Adviser to the Fund hereunder are not to be deemed exclusive and the Adviser shall be free to furnish similar services to others as long as the services hereunder are not impaired thereby.  During the period that this Agreement is in effect, and except as herein provided, the Adviser shall be the sole investment adviser of the Fund.

8.

Liability.  In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Adviser, the Adviser shall not be subject to liability to the Trust or the Fund or to any shareholder of the Fund for any act or omission in the course of, or connected with, rendering services hereunder, or for any losses that may be sustained in the purchase, holding or sale of any security.  Notwithstanding the foregoing, federal securities laws and certain state laws impose liabilities under certain circumstances on persons who have acted in good faith, and therefore nothing herein shall in any way constitute a waiver or limitation of any rights which the Trust, the Fund or any shareholder of the Fund may have under any federal securities law or state law.

9.

Brokerage Commissions.  The Adviser, subject to the control and direction of the Board of Trustees, shall have authority and discretion to select brokers and dealers to execute portfolio transactions for the Fund and for the selection of the markets on or in which the transactions will be executed.  The Adviser may cause the Fund to pay a broker-dealer which provides brokerage and research services, as such services are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to the Adviser a commission for effecting a securities transaction in excess of the amount another broker-dealer would have charged for effecting such transaction, if the Adviser determines in good faith that such amount of commission is reasonable in relation to the value of brokerage and research services provided by the executing broker-dealer viewed in terms of either that particular transaction or the Adviser’s overall responsibilities with respect to the accounts as to which it exercises investment discretion (as defined in Section 3(a)(35) of the Exchange Act).  The Adviser shall provide such reports as the Board of Trustees may reasonably request with respect to the Fund’s total brokerage and the manner in which that brokerage was allocated.

10.

Code of Ethics.  The Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and has provided the Trust with a copy of the code of ethics and evidence of its adoption.  Upon the written request of the Trust, the Adviser shall permit the Trust to examine the reports required to be made by the Adviser pursuant to Rule 17j-1(d)(1).

11.

Right to Use Name.  The Adviser shall at all times have all rights in the name “Broadview” as used in the name of the Trust and the Fund and any name derived from using the name “Broadview Funds Trust.”  The Trust and the Fund shall have a license to use, but have no other rights in or to, the name “Broadview” only for so long as this Agreement or any extension, renewal or amendment hereof remains in effect.  Within sixty (60) days from such time as this Agreement shall no longer be in effect, the Trust and the Fund shall cease to use such a name or any other name connected with the Adviser.

12.

Nonpublic Personal Information.  Notwithstanding any provision herein to the contrary, the Adviser agrees on behalf of itself and its members, officers and employees (a) to treat confidentially and as proprietary information of the Trust (i) all records and other information relative to the Fund’s prior, present or potential shareholders (and clients of said shareholders) and (ii) any Nonpublic Personal Information, as defined under Section 248.3(t) of Regulation S-P (“Regulation SP”), promulgated under the Gramm-Leach-Bliley Act (the “GLB Act”), and (b) except after prior notification to and approval in writing by the Trust, not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, or as otherwise permitted by Regulation SP or the GLB Act, and if in compliance therewith, the privacy policies adopted by the Trust and communicated in writing to the Adviser.  Such written approval shall not be unreasonably withheld by the Trust and may not be withheld where the Adviser may be exposed to civil or criminal contempt or other proceedings for failure to comply after being requested to divulge such information by duly constituted authorities.

13.

Amendments.  This Agreement may be amended by the mutual consent of the parties; provided, however, that in no event may it be amended without the approval of the Board of Trustees in the manner required by the 1940 Act, and, if required by the 1940 Act, by the vote of the majority of the outstanding voting securities of the Fund, as defined in the 1940 Act.

14.

Term.  This Agreement shall become effective with respect to the Fund at the time the Fund commences operations pursuant to an effective amendment to the Trust’s Registration Statement under the Securities Act and shall continue for an initial term of two years thereafter, unless sooner terminated as hereinafter provided.  This Agreement shall continue in effect thereafter for additional periods not exceeding one year so long as such continuation is approved for the Fund at least annually by (i) the Board of Trustees or by the vote of a majority of the outstanding voting securities of the Fund and (ii) the vote of a majority of the Trustees of the Trust who are not parties to this Agreement nor interested persons thereof, cast in person at a meeting called for the purpose of voting on such approval.  The terms “majority of the outstanding voting securities” and “interested persons” shall have the meanings as set forth in the 1940 Act.

15.

Termination.  This Agreement may be terminated with respect to the Fund at any time, without the payment of any penalty, by the Board of Trustees or by a vote of the majority of the outstanding voting securities of the Fund, as defined in the 1940 Act, upon giving sixty (60) days’ written notice to the Adviser.  This Agreement may be terminated by the Adviser with respect to the Fund at any time upon the giving of sixty (60) days’ written notice to the Trust.  This Agreement shall terminate automatically in the event of its assignment (as defined in Section 2(a)(4) of the 1940 Act).

* * * * *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day first above written.

BROADVIEW ADVISORS, LLC

(the “Adviser”)

By:

/s/ Richard E. Lane

Richard E. Lane, President

BROADVIEW FUNDS TRUST

(the “Trust”)

By:

/s/ Richard E. Lane

Richard E. Lane, President

SCHEDULE A

The Trust will pay to the Adviser as compensation for the Adviser’s services rendered, a fee, computed daily at an annual rate based on the average daily net assets of the respective Fund in accordance with the following fee schedule:

Fund	Rate
Broadview Opportunity Fund	1.00%